EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Virpax Pharmaceuticals, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated February 28, 2025, on the balance sheet of Virpax Pharmaceuticals, Inc. as of December 31, 2024, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the referenc’es to us under the headings “Experts” in such Registration Statement.

Very truly yours

Bush & Associates CPA LLC (PCAOB 6797)
Henderson, Nevada
March 17, 2025

179 N. Gibson Rd., Henderson, NV 89014 • 702.703.5979 • www.bushandassociatescpas .com